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News Release

For Immediate Release

Company Contact:

Jack Collins, Investor Relations

Phone: (405) 702-7460

Websites: www.qrcp.net, www.qelp.net

Quest to Present at Upcoming Investor Conferences

OKLAHOMA CITY – January 3, 2008 – Quest Resource Corporation (NASDAQ: QRCP) and Quest Energy Partners, L.P. (NASDAQ: QELP) today announced that senior executives will present at the following energy conferences in January:

Jerry D. Cash, Chairman and CEO, will present at the Pritchard Capital Partners Energize 2008 Conference in San Francisco, California, on Tuesday, January 8, 2008 at 3:15 p.m. PT (6:15 p.m. ET).

Jerry D. Cash, Chairman and CEO, will present at the IPAA Oil & Gas Investment Symposium MLP/LLC in Houston, Texas, on Thursday, January 17, 2008 at 4:30 p.m. CT (5:30 p.m. ET).

David C. Lawler, COO, will present at the Johnson Rice Emerging Growth Energy Conference in Houston, Texas, on Thursday, January 24, 2008, at 10:30 a.m. CT (11:30 a.m. ET).

A copy of the Pritchard Capital presentation will be available at www.qrcp.net prior to the presentation and will also be available on this Web site for at least 30 days following the event. Links to the live webcast presentations at the IPAA and Johnson Rice conferences will be available at www.qelp.net and www.qrcp.net, respectively. Replays and copies of the presentations will also be available on the respective Web sites for at least 30 days following the live events.

About Quest Resource Corporation and Quest Energy Partners

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,000 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,300 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 1,800 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.